FOR IMMEDIATE RELEASE
---------------------

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800 Fax (606) 326-2801 www.classicbank.com

      CLASSIC BANCSHARES, INC. REPORTS FISCAL 2005 SECOND QUARTER EARNINGS

         Ashland, Kentucky, -- November 1, 2004 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $2.1 million, or $1.34 per diluted share for the six months ended September 30, 2004 compared to net income of $1.7 million, or $1.16 per diluted share for the six months ended September 30, 2003. Net income for the second quarter ended September 30, 2004 was $1.0 million or $.67 per diluted share compared to $905,000 or $.59 per diluted share for the second quarter ended September 30, 2003.

         The Company's assets decreased approximately $1.9 million from $341.8 million at March 31, 2004 to $339.9 million at September 30, 2004 primarily due to a decrease in investment securities of $3.0 million offset by a slight increase in cash and loans. The decrease in investment securities was a result of maturities, calls and principal repayments during the period. Deposits decreased $18.0 million due primarily to the loss of one public fund account, which amounted to $15.2 million at June 30, 2004. Retention of the deposit was based upon pricing and management felt that the cost to retain the deposit was too high. Management chose to replace the deposit with FHLB borrowings at a lower cost. FHLB borrowings increased approximately $12.5 million since March 31, 2004.

         Total non-performing assets represented .9% of total assets at September 30, 2004 compared to .7% at March 31, 2004. The Company recorded a provision for loan losses of $261,000 for the six-month period and had net charge-offs of $225,000 resulting in an allowance for loan losses of $2.2 million at September 30, 2004. The allowance at September 30, 2004 was equal to 91% of total non-performing loans and .9% of total loans receivable.

         Net interest income increased for both the six-month period and the second quarter. Net interest income increased $1.0 million for the six months ended September 30, 2004 compared to the same period in 2003 and $262,000 for the second quarter ended September 30, 2004 compared to the same period in 2003. The increases in net interest income for the three and six months was due to an increase in average interest-earning assets and an increase in the Company's interest rate spread.

         The Company's non-interest income grew for both the six-month period and the quarter. Non-interest income increased $140,000 for the six months ended September 30, 2004 compared to the same period in 2003 and $31,000 for the second quarter ended September 30, 2004 compared to the same period in 2003. The increase in non-interest income was primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base offset by a decrease in commissions earned on the origination of secondary market loans. The Company's secondary market activity consists only of commissions earned from a third party originator and represents a small portion of the Company's non-interest income.

         Non-interest expense increased for the six-month period and remained flat for the quarter ended September 30, 2004 when compared to the quarter ended September 30, 2003. Non-interest expense increased approximately $302,000 for the six months ended September 30, 2004 as compared to the six months ended September 30, 2003. The increase in non-interest expense for the six months was due to an increase in salaries and employee benefits and an increase in occupancy and equipment expense primarily due to the increase in the number of employees and banking offices as a result of the acquisition of First Federal completed in June 2003. Non-interest expense also increased for the six-month period due to an increase in professional fees resulting primarily from the Company's efforts to upgrade its corporate governance policies and procedures as well as compliance with new regulatory requirements.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of September 30, 2004 and March 31, 2004 and for the three and six months ended September 30, 2004 and 2003.

                                                    September 30,     March 31,
                                                        2004            2004
                                                        ----            ----
                                                            (In Thousands)
Selected Financial Condition Data:
Cash and other interest bearing deposits              $ 10,512        $  9,213
Securities available for sale                           47,604          50,916
Loans receivable, net                                  257,943         257,455
Goodwill and other intangible assets                     8,438           8,798
Other assets                                            15,369          15,383
                                                      --------        --------
   Total assets                                       $339,866        $341,765
                                                      ========        ========

Deposits                                              $242,270        $260,241
Securities sold under agreement to repurchase           11,673           9,168
FHLB advances                                           46,727          34,218
Other liabilities                                        2,520           2,911
                                                      --------        --------
   Total liabilities                                   303,190         306,538
Stockholders' Equity                                    36,676          35,227
                                                      --------        --------
   Total liabilities and stockholders' equity         $339,866        $341,765
                                                      ========        ========


                                           Three Months Ended   Six Months Ended
                                              September 30,       September 30,
                                              2004     2003       2004     2003
                                             ------   ------     ------   ------
                                                        (In Thousands)
Selected Operations Data:
Total interest income                        $4,551   $4,455     $9,078   $8,113
Total interest expense                        1,288    1,454      2,585    2,660
                                             ------   ------     ------   ------
    Net interest income                       3,263    3,001      6,493    5,453
                                                           6         61        2
Provision for loan losses                       126        4          2        9
                                             ------   ------     ------   ------
    Net interest income after provision
    for losses on loans                       3,137    2,955      6,232    5,361
                                             ------   ------     ------   ------
Fees and service charges                        451    1,058        850      541


Gain on sale of securities                       --        1         17        1
                                                          27         40       24
Other noninterest income                         69        1          1        2
                                             ------   ------     ------   ------
    Total noninterest income                    579    1,215      1,075      610

    Total noninterest expense                 2,261    2,263      4,443    4,141
                                             ------   ------     ------   ------
Income before income taxes                    1,486    1,271      3,004    2,295
Income tax expense                              449      366        915      645
                                             ------   ------     ------   ------
    Net income                               $1,037   $  905     $2,089   $1,650
                                             ======   ======     ======   ======

Basic earnings per share                     $ 0.74   $ 0.64     $ 1.48   $ 1.28
Fully diluted earnings per share             $ 0.67   $ 0.59     $ 1.34   $ 1.16

                                                                     At or for the                          At or for the
                                                                  Three Months Ended                       Six Months Ended
                                                                     September 30,                          September 30,
                                                                     -------------                          -------------
                                                                   2004            2003                  2004           2003
                                                                   ----            ----                  ----           ----
Other Data:
Return on average assets (ratio of annualized
   net income to total average assets)                               1.2%             1.1%             1.2%             1.1%
Return on average equity (ratio of annualized
    net income to total average equity)                             11.5             11.2             11.8             11.2
Net interest margin(1) (Federal Tax Equivalent)                      4.4              4.1              4.4              4.3
Non-performing assets to total assets                                0.9              1.0              0.9              1.0
Allowance for loan losses to non-performing loans                   91.1            100.3             91.1            100.3
Allowance for loan losses to loans receivable, net                   0.9              1.0              0.9              1.0
Non-interest expenses/ Total revenues(2)                            56.8             61.4             56.3             61.2
Book value per share                                        $      26.08      $     23.13      $     26.08     $      23.13
Tangible book value per share                               $      20.08      $     16.67      $     20.08     $      16.67
Total shares outstanding                                       1,408,478        1,409,891        1,408,478        1,409,891
Total weighted avg. shares outstanding for diluted EPS         1,556,291        1,538,752        1,556,379        1,424,144
Number of full service offices                                        10               10               10               10
Number of ATM locations                                               23               23               23               23

-------------------------
(1)- Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
(2)- Total revenues=Net interest income (Federal Tax Equivalent) + non-interest income.